Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR ULTICOM:

Joe Hassett, Senior Vice President

Gregory FCA

877-217-3597

JoeH@GregoryFCA.com

Ulticom Announces Third Quarter of fiscal 2009 Results

MT. LAUREL, N.J., December 10, 2009 -- Ulticom, Inc. (the "Company") (NASDAQ: ULCM - News) today announced its financial results for the third quarter of fiscal 2009.

Revenues for the third quarter of fiscal 2009 (three months ended October 31, 2009) were $10.8 million, down 9% sequentially as compared to $11.9 million for the second quarter of fiscal 2009 and up 4% year-over-year as compared to $10.3 million for the third quarter of fiscal 2008. The Company reported a net loss of $2.1 million, or ($0.20) per diluted share for the third quarter of fiscal 2009, as compared to a net loss of $0.8 million, or ($0.08) per diluted share, for the third quarter of fiscal 2008. The per diluted share amounts take into account the one-for-four reverse stock split effective November 18, 2009. Results for the third quarter of fiscal 2009 and 2008 include $3.0 million and $1.9 million, respectively, of pre-tax costs associated with investigation and restatement activities, corporate development initiatives, workforce reduction, employee retention and non-cash share-based payment expense. Details of these expenses are listed in the table below.

	Three months ended (in thousands)
	October 31,	October 31,
	2008	2009
Investigation and restatement related expenses	$514	$1,592
Corporate development related expenses	399	67
Retention and reduction in force expenses	406	1,083
Non-cash share-based payment expense	612	266

Total pre-tax expenses	$1,931	$3,008

At October 31, 2009, the Company had $80.1 million in cash, cash equivalents and short-term investments, $86.7 million of working capital, and $94.0 million of shareholders’ equity. The Company’s financial position at such date reflected the special cash dividend of approximately $200 million paid in April, 2009.

Shawn Osborne, President and Chief Executive Officer, said, “The global recession continues to weigh on carrier spending, which in turn has reduced new deployments of Ulticom products. Despite the challenging environment, we have managed to sustain gross margins, as the Ulticom brand remains the industry standard in service enabling signaling solutions and continues to deliver outstanding value to our customers. In addition, we have proactively addressed industry conditions by reducing our operating break-even level while maintaining the necessary investments to expand our reach into new markets, customers and projects worldwide.”

Osborne continued, “Ulticom’s broad portfolio of open signaling software platforms and exceptional customer services, along with our proven global track record, are key assets that give Ulticom a competitive advantage in addressing applications in the broadband access, multimedia transport, subscriber management, and enhanced communication services markets. Although the timing and extent of any industry recovery is uncertain, we believe that by leveraging our operational efficiencies, profitably increasing revenue within existing markets, and aggressively targeting emerging high-value wireless opportunities, Ulticom will be well positioned to create long term value through future growth.”

Filing of S-8

The Company has filed today a Form S-8 Registration Statement with the Securities and Exchange Commission registering approximately 1,000,000 shares from its 1998 and 2005 employee stock incentive compensation plans. Options held by employees that left the Company during the period from February, 2006 until December, 2009 (“Former Employees”) were subject to a tolling arrangement which will permit such persons to exercise their options for the next 30 days. The total approximate number of shares subject to options held by Former Employees is 200,000 and 51,000 of such shares are subject to options with a weighted average strike price of $7.75.

Conference Call

The Company will host a conference today at 4:30 PM local time to discuss these results and to hold a question and answer session. Please use the following dial in number to register your name and company affiliation for the conference call: 877-852-6578. The conference ID# is 4359488. The call will also be carried live on the Investor Relations page of the Company web site at www.ulticom.com and will be available for subsequent listening for 90 days.

About Ulticom, Inc.

Ulticom provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.

Note: This Press Release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements relating to the Company’s future business performance. Important factors that could cause actual results to differ materially include those risks described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.

Financial Highlights

Financial highlights at and for the three and nine-month periods ended October 31, 2008 and 2009 appear below. Readers are encouraged to review the Quarterly Report on Form 10-Q filed today for the third quarter of fiscal 2009, in particular the Condensed Consolidated Financial Statements and notes thereto included in Item 1 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 2.

ULTICOM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	January 31,	October 31,
	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$206,771	$9,739
Short-term investments	75,224	70,369
Accounts receivable, net	11,532	9,864
Inventories	1,101	1,268
Prepaid expenses and other current assets	8,059	6,121
Total current assets	302,687	97,361
Property and equipment, net	2,841	2,109
Other assets	9,423	9,746
Total assets	$314,951	$110,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$8,570	$6,905
Deferred revenue	2,619	3,756
Total current liabilities	11,189	10,661
Total long-term liabilities	7,296	6,165
Total shareholders’ equity	296,466	94,001
Total liabilities and shareholders’ equity	$314,951	$110,827

Financial Highlights, continued

ULTICOM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,	October 31,	October 31,	October 31,
	2008	2009	2008	2009
Revenues	$10,342	$10,770	$41,991	$34,190
Cost of revenues	3,016	3,230	11,197	9,138
Gross profit	7,326	7,540	30,794	25,052

Operating expenses:
Research and development	3,758	3,477	12,649	10,334
Selling, general and administrative	6,645	7,336	26,466	21,413

Loss from operations	(3,077)	(3,273)	(8,321)	(6,695)
Interest and other income, net	1,751	293	5,872	1,519

Loss before income taxes	(1,326)	(2,980)	(2,449)	(5,176)
Income tax benefit	(506)	(838)	(891)	(1,608)
Net loss	$(820)	$(2,142)	$(1,558)	$(3,568)

Loss per share:
Basic	$(0.08)	$(0.20)	$(0.14)	$(0.33)
Diluted	$(0.08)	$(0.20)	$(0.14)	$(0.33)

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